Exhibit 99.1

20 S. Wacker Drive, Chicago, IL 60606-7499 www.cme.com

Media Contacts
Anita S. Liskey, 312/466-4613
news@cme.com

Investor Contact
John Peschier, 312/930-8491

FOR IMMEDIATE RELEASE

Chicago Mercantile Exchange Holdings Inc. Reports Record Revenues and a 76 Percent Increase in Net Income for the First Quarter of 2004; Diluted Earnings Per Share Rose 75 Percent to $1.35

CHICAGO, April 27, 2004 – Chicago Mercantile Exchange Holdings Inc. (NYSE: CME) today reported record revenues and a 76 percent increase in net income for the first quarter of 2004, driven by strong volume growth in its benchmark products, increases in GLOBEX® trading and the full implementation of the clearing processing agreement with the Chicago Board of Trade (CBOT). Net revenues climbed 32 percent to a record $166.4 million for the first quarter of this year, compared with $126.0 million for the same period of 2003. Net income was $46.1 million, versus $26.1 million for the first quarter last year. Earnings per diluted share rose 75 percent to $1.35 from $.77 per diluted share for the year-earlier period.

Average daily volume was 2.83 million contracts for the first quarter of 2004, a 19 percent increase from the first quarter of last year. In March 2004, average daily volume achieved a monthly record of 3.06 million contracts a day. At 1.35 million average daily volume, trading on CME’s GLOBEX electronic trading platform grew 29 percent in the first quarter of 2004 versus 2003 and represented 48 percent of total volume, compared with 44 percent for the same period a year ago. GLOBEX volume in March represented 51 percent of total volume, the first time electronic trading volume exceeded 50 percent in one month.

“CME continues to benefit from its diverse product mix,” said CME Chairman Terry Duffy. “We reached new quarterly volume records in our interest rate, equity and foreign exchange product groups. We continue to leverage the growth of GLOBEX by executing a number of initiatives designed to attract new users to our electronic markets. Compared to the same quarter a year ago, electronic interest rate volume was up 361 percent, GLOBEX foreign exchange volume was up 152 percent, and despite a significant reduction in equity market volatility, E-mini™ volume was up 12 percent from last year.”

“By remaining focused on implementing the key elements of our growth strategy, we continue to make strong headway in leveraging our business model and significantly increasing profitability and cash flow,” said CME Chief Executive Officer Craig Donohue. “In addition to our own volume growth, CME also benefited from its clearing processing agreement with CBOT, which added $12.3 million to our revenues, and exceeded our initial expectations due to CBOT’s volume growth of over 40% compared to the prior year.”

Total revenues from clearing and transaction fees increased 20 percent to $123.0 million for the first quarter of 2004, from $102.4 million for the same period of 2003. This category represented 74 percent of net revenues in the 2004 quarter. Clearing and transaction services

*	All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRSsm products, for which CME receives significantly lower clearing fees than other CME products.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

revenue amounted to $12.5 million for the quarter due primarily to clearing business from CBOT, which averaged 2.2 million contracts per day during the first quarter of 2004. Quotation data fees were $15.5 million for the 2004 period, versus $11.8 million for the 2003 quarter, due mostly to a change to a flat rate pricing schedule for professional users.

While net revenues increased 32 percent, expenses increased only 8 percent to $89.0 million in the first quarter compared to $82.3 million in the year ago quarter. Income before income taxes was $77.4 million for the current quarter, an increase of 77 percent from $43.8 million for the year-earlier period. The company’s operating margin, defined as income before income taxes expressed as a percentage of net revenues, was 46.5 percent for the first quarter of 2004, compared to 34.7 percent for the same period last year.

The company reported net income of $46.1 million, or $1.35 per diluted share, for the first quarter of 2004, compared to $26.1 million, or $.77 cents per diluted share, for the same period in 2003.

Capital expenditures and capitalized software development costs were $9.0 million for the first quarter of 2004, including software acquired from Liquidity Direct. In 2004, the CME expects capital expenditures to remain in the previously announced $60 to $70 million range.

CME’s working capital was $475.0 million at March 31, 2004, compared with $435.4 million at Dec. 31, 2003. The company paid a dividend of 26 cents per common share, which totaled $8.6 million in March 2004.

CME will hold a conference call to discuss first quarter results at 8:30 a.m., Eastern Time today. A live audio Web cast of the call will be available on the Investor Relations section of CME’s Web site at www.cme.com. An archived recording will be available after the call.

Chicago Mercantile Exchange Holdings Inc., (www.cme.com), became the first publicly traded U.S. financial exchange on Dec. 6, 2002. The company was added to the Russell 1000® Index on July 1, 2003. It is the parent company of Chicago Mercantile Exchange Inc., the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on its trading floors and GLOBEX electronic trading platform. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.5 billion per day in settlement payments during the first quarter of 2004 and managed $38.1 billion in collateral deposits at Mar. 31, 2004, including $5.0 billion in deposits for non-CME products.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities; our ability to maintain the competitiveness of our existing products and services; our ability to efficiently and simultaneously operate both open outcry trading and electronic trade execution facilities; our ability to adjust our fixed costs and expenses if our revenues decline; changes in domestic and foreign regulations; changes in government policy, including interest rate policy; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the ability of our joint venture, OneChicago, to obtain market acceptance of its products and achieve sufficient trading volume to operate profitably; and the continued availability of financial resources in the amounts and on the terms required to support our future business. In addition, our performance could be affected by our ability to realize the benefits or efficiencies we expect from our for-profit initiatives, such as fee increases, volume and member discounts and new access rules to our markets; our ability to recover market data fees that may be reduced or eliminated by the growth of electronic trading; changes in the level of trading activity, price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

accommodate increases in trading volume without failure or degradation of performance of our trading systems; our ability to manage the risks associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in member trading and clearing activity and seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

GLOBEX is a registered trademark of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. Further information about Chicago Mercantile Exchange Holdings Inc. and Chicago Mercantile Exchange Inc. is available on the CME Web site at www.cme.com.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	March 31, 2004	Dec. 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$187,986	$185,124
Collateral from securities lending activities	1,295,706	1,004,400
Short-term investments of interest earnings facilities	174,103	370,504
Marketable securities	272,163	256,538
Accounts receivable	78,336	52,972
Other current assets	16,097	21,589
Cash performance bonds and security deposits	2,809,580	2,832,252

Total Current Assets	4,833,971	4,723,379
Property, net of accumulated depreciation and amortization	114,428	118,203
Other assets	34,792	31,054

TOTAL ASSETS	$4,983,191	$4,872,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,394	$24,690
Payable under securities lending agreements	1,295,706	1,004,400
Payable to participants in interest earnings facilities	174,103	370,504
Other current liabilities	66,215	56,129
Cash performance bonds and security deposits	2,809,580	2,832,252

Total Current Liabilities	4,358,998	4,287,975
Other liabilities	21,152	21,666

Total Liabilities	4,380,150	4,309,641
Shareholders’ Equity	603,041	562,995

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,983,191	$4,872,636

Balance Sheet Items Excluding

Cash Performance Bonds and Security Deposits and Securities Lending1

	March 31, 2004	Dec. 31, 2003
Current assets	$554,582	$516,223
Total assets	703,802	665,480
Current liabilities	79,609	80,819
Total liabilities	100,761	102,485

1	Securities lending, cash performance bonds and securities deposits, and interest earnings facilities are excluded from this presentation, as these current assets have equal and offsetting current liabilities. This presentation results in a more meaningful indication to investors of the assets owned and related obligations of the company. Clearing firms are subject to performance bond requirements pursuant to the rules of the exchange. The clearing firm can elect to satisfy these requirements in cash, which is reflected on the consolidated balance sheets, or by depositing securities, which are not reflected on the consolidated balance sheets. The balance of cash performance bonds and security deposits that are deposited by clearing firms may change daily as a result of changes in the clearing firms’ open positions and how clearing firms elect to satisfy their performance bond requirements. Securities lending transactions utilize a portion of the securities that clearing firms have deposited to satisfy their proprietary performance bond requirements. Effective July 1, 2003, the first interest earnings facilities have been included in the consolidated financial statements of CME Holdings. Deposits received from clearing firms in these interest earning facilities deposits are included on the consolidated financial statements of CME Holdings. These interest earning facilities are invested on a short-term basis, are payable to the clearing firm participants on demand and will fluctuate daily.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except share and per share amounts)

	Quarter Ended March 31,
	2004	2003
REVENUES
Clearing & transaction fees	$122,952	$102,399
Clearing & transaction services	12,478	180
Quotation data fees	15,490	11,799
GLOBEX access fees	3,990	3,722
Communication fees	2,498	2,416
Investment income	3,097	1,146
Securities lending interest income	3,457	2,857
Other	5,585	4,081

TOTAL REVENUES	169,547	128,600
Securities lending interest expense	(3,175)	(2,584)

NET REVENUES	166,372	126,016

EXPENSES
Compensation & benefits	40,580	33,244
Occupancy	6,705	6,281
Professional fees, outside services & licenses	8,083	7,378
Communications & computer & software maintenance	12,249	12,117
Depreciation & amortization	12,795	13,211
Marketing, advertising & public relations	2,514	5,602
Other	6,034	4,429

TOTAL EXPENSES	88,960	82,262

Income before income taxes	77,412	43,754
Income tax provision	(31,352)	(17,633)

NET INCOME	$46,060	$26,121

EARNINGS PER SHARE:
Basic	$1.40	$0.80

Diluted	$1.35	$0.77

Weighted average number of common shares:
Basic	32,932,354	32,534,483
Diluted	34,046,784	33,863,591

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Average Daily Volume (Round Turns, in Thousands)

	1Q 2003	2Q 2003	3Q 2003	4Q 2003	1Q 2004
Interest rates	1,121	1,389	1,257	1,166	1,418
Equity E-mini	958	936	950	879	1,069
Equity standard-size	142	134	118	112	118
Foreign exchange	127	137	136	141	188
Commodities	35	34	38	35	37

Subtotal	2,383	2,630	2,499	2,333	2,830
TRAKRS	18	46	114	135	116

Total	2,401	2,676	2,613	2,468	2,946

Open outcry	1,299	1,548	1,398	1,281	1,446
Electronic (including TRAKRS)	1,063	1,087	1,175	1,155	1,461
Privately negotiated	39	41	40	32	39

Total	2,401	2,676	2,613	2,468	2,946

Transaction Fees (in Thousands)

	1Q 2003	2Q2 2003	3Q 2003	4Q 2003	1Q 2004
Interest rates	$33,763	$47,174	$39,403	$37,099	$44,803
Equity E-mini	41,607	39,692	40,533	38,513	45,950
Equity standard-size	10,594	10,641	9,329	8,809	9,077
Foreign exchange	14,502	16,235	16,300	16,076	20,784
Commodities	1,920	2,034	2,255	2,193	2,140

Subtotal	102,386	115,776	107,820	102,690	122,754
TRAKRS	13	32	26	59	198

Total	$102,399	$115,808	$107,846	$102,749	$122,952

Open outcry	$43,986	$56,308	$47,831	$44,254	$47,553
Electronic (including TRAKRS)	48,936	49,245	49,971	50,383	66,013
Privately negotiated	9,477	10,255	10,044	8,112	9,386

Total	$102,399	$115,808	$107,846	$102,749	$122,952

Average Rate Per Contract

	1Q 2003	2Q2 2003	3Q 2003	4Q 2003	1Q 2004
Interest rates	$0.49	$0.54	$0.49	$0.50	$0.51
Equity E-mini	0.71	0.67	0.67	0.68	0.69
Equity standard-size	1.22	1.26	1.23	1.23	1.24
Foreign exchange	1.88	1.89	1.88	1.79	1.78
Commodities	0.91	0.95	0.92	0.97	0.92

Average (excluding TRAKRS)	0.70	0.70	0.67	0.69	0.70
TRAKRS	0.012	0.011	0.004	0.007	0.028
Overall avg. rate per contract	$0.70	$0.69	$0.65	$0.65	$0.67
Open outcry	$0.56	$0.58	$0.54	$0.54	$0.53
Electronic (including TRAKRS)	0.75	0.72	0.66	0.68	0.73
Electronic (excluding TRAKRS)	0.77	0.75	0.74	0.77	0.79
Privately negotiated	3.96	4.00	3.95	3.93	3.90

Overall avg. rate per contract	$0.70	$0.69	$0.65	$0.65	$0.67

2	Second quarter 2003 transaction fees include a $2.5 million assessment to a clearing firm which primarily affected the rate per contract for interest rate contracts. Without this assessment, the interest rate contract rate per contract would have been 51.2 cents; the assessment increased it 2.7 cents to 53.9 cents. The overall rate per contract, excluding TRAKRS, would have been 68.4 cents, and was increased by 1.5 cents to 69.9 cents. Transaction fee assessments occur in the regular course of business.

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